Envestnet Asset Management, Inc.
Fund Code of Ethics

ActivePassive ETFs

INTRODUCTION

It is the policy of Envestnet Asset Management, Inc. (“the Adviser”, “EAM”) to comply with Rule 17j-1 under the Investment Company Act of 1940. The Rule requires EAM to adopt a written Code of Ethics and to report to the Board of Trustees of the TPM Trust (the “Board”) any material compliance violations. This Code of Ethics has provisions designed to prevent “Access Persons” from engaging in fraud. This Code of Ethics (“Code”) sets forth procedures and limitations pursuant to the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended and the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended. Employees must comply with this Code and all applicable federal securities laws, and avoid activities, interests and relationships that might interfere with making decisions in the best interests of the shareholders of the Funds.

Firm employees are also subject to Envestnet, Inc. Code of Business Conduct and Ethics (“Envestnet Inc.’s Code”) .

INDIVIDUALS COVERED BY THIS CODE

Access Persons

An Access Person is generally defined as follows:

(i) any director/trustee, officer, general partner, Investment Personnel, or Advisory Person of the Trust or of an investment adviser to the Trust; (ii) any supervised person of an investment adviser to the Trust who has access to nonpublic information regarding the portfolio holdings of any series of the Trust (a “Fund”), or who is involved in making securities recommendations for a Fund; and (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

More specifically, the Fund has determined that all employees engaged in the activities described above will be deemed Access Persons and subject to trade reporting and monitoring under this Code. On a case by case basis, the CCO may designate a person that has not been designated as an employee (i.e.; a consultant) as a Non-Access person.
Envestnet Asset Management, Inc Funds Code of Ethics – Updated January 2025
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STANDARD OF BUSINESS CONDUCT

The information below is not an exhaustive list of expected conduct but rather a highlight of certain areas. Please refer to the Envestnet, Inc. Code of Business Conduct and Ethics, and the Envestnet, Inc. Insider Trading Policy for a complete outline of expected conduct. As fiduciaries, all Access Persons must always:

1.Place the interests of the Fund first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Fund.

2.Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business from the Adviser, could call into question the exercise of the independent judgment of a Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit from the market effect of such transactions.

3.Avoid trading on material nonpublic information and insider trading. Access Persons possessing material nonpublic information regarding any issuer of securities must: inform the Fund’s Chief Compliance Officer or authorized designee that they are in possession of such information; refrain from purchasing or selling securities of that issuer until the information becomes public or is no longer considered material; and refrain from passing along such information except to those employees of the Adviser that must have such information to perform their jobs (in which case such employees must follow the same restrictions). Securities laws prohibit the trading of securities of an issuer while in possession of material nonpublic information regarding such issuer (“insider trading”). Any person who passes along material nonpublic information (“tipping”) may also be in violation of securities laws. Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, sell or hold securities. Information about a company is “nonpublic” if it is not generally available to the investing public. Information received under circumstances indicating that it is not yet in general circulation and which is attributable, directly or indirectly, to the company or its insiders is likely to be deemed nonpublic information.

Whenever you have any doubt as to the materiality or non-public nature of any information known to you, you should consult with and receive clearance from the Legal and Compliance Department before trading in such securities for your own account, an account over which you have control or a financial interest, or for the account of an advisory client (including a Fund), or disclosing the information to others.

If an Access Person is found to have failed to disclose, in advance, receipt of the non-public information and has either shared the information as a ‘tipee’ to others or has placed personal trades of Reportable Securities possessing material nonpublic information, they will be

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subject to disciplinary action including termination of employment and the matter will be disclosed to regulatory authorities.

Access Persons who possess material nonpublic information about a company, may not trade in that company’s securities for their own accounts or accounts in which they have a beneficial interest. In addition, Access Persons may not recommend trading in those securities and may not pass the information along to others (except to those employees of the Adviser that must have such information to perform their jobs). These prohibitions remain in effect until the information has become public or immaterial.

Employees are required to certify their compliance initially and annually with the Envestnet, Inc. Insider Trading Policy.

Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of the Fund. Technical compliance with this Code's provisions may not insulate Access Persons or the Adviser from scrutiny over securities transactions or actions that indicate a violation of the Adviser's fiduciary duties.

Compliance with Laws and Regulations

Access Persons must, at a minimum, comply with all applicable legal requirements, including applicable federal and other securities laws. Access Persons shall be aware that they may be held personally liable for any improper or illegal acts committed during their employment and that ignorance of laws and regulations is not a defense. Access Persons must comply with the requirements of Rule 204A-1 under the Investment Advisers Act of 1940, as amended; and the requirements of Rule 17j-1 under the Investment Company Act of 1940, as amended, which makes it unlawful:

1.To employ any device, scheme or artifice to defraud an advisory client, fund shareholder or investment company;
2.To make any untrue statement of a material fact to an advisory client, fund shareholder or investment company or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on an advisory client, fund shareholder or investment company; or
4.To engage in any manipulative practice with respect to an advisory client, fund shareholder or investment company.

5. Favor the interest of a one shareholder over another shareholder;

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6. Engage in front running, and/or profit personally, directly or indirectly, as a result of knowledge about a security or a transaction.

REPORTING REQUIREMENTS

For purposes of this Code, the following words shall mean:

Reportable Accounts: “Reportable Accounts” include any securities accounts (held at a broker/dealer, transfer agent, investment advisory firm or other financial services firm) held in the name of a Access Person, spouse, domestic partner or minor child of a Access Person, any securities accounts of any other person who lives with the Access Person and for whom the Access Person provides material financial support, any account in which any such persons have a controlling or Beneficial Interest, and any account used to transact in the securities of Envestnet, Inc. Reportable Accounts also includes accounts for which a Access Person has power of attorney, serves as executor, trustee or custodian or advisory accounts whereby the advisor has discretion but the Access Person has the ability to direct the advisor to trade individual equity securities (including shares of ENV and/or derivatives of), ETFs, or options contracts (the employee has influence or indirect ‘Investment Control’)

Beneficial Interest: “Beneficial Interest” means having a direct or indirect financial interest, which is the opportunity to profit directly or indirectly from a transaction in securities. Direct beneficial interest is usually clear, such as securities held in accounts in the individual’s name. Examples of indirect beneficial interest may include, but are not limited to the following: (i) securities held in the name of any relative presently sharing your home and other relatives residing in their home, and unrelated persons in circumstances that suggest a sharing of financial interest (such as when an Access Person significantly contributes to the financial support of the unrelated person, or shares in the profits of that person’s securities transactions).; (ii) securities held by others for your benefit; (iii) securities held by a trust in which you have an interest; (iv) securities held in any partnership in which you are a partner; or (v) pledged securities held for your benefit. Whenever you are not sure if you have a Beneficial Interest, please consult with the Fund’s Chief Compliance Officer or authorized designee for further clarification. Key factors in evaluating beneficial ownership include the opportunity to benefit, directly or indirectly, from the proceeds of a security, and the extent of the Access Person’s control over the security. For example, an Person is considered to be the beneficial owner of an account in which he or she has any financial interest or ability to exercise control, and of any account belonging to immediate family members (including any relative by blood or marriage) sharing the Access Person’s household.

Investment Control: “Investment Control” means the power to influence or direct the disposition of an investment. This would include any securities transaction in which a Access Person participates in the decision to buy or sell. It may not always be clear if investment control exists. For example, a Access Person may have investment control

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over a transaction in a discretionary account. That could happen if the Access Person expresses an investment opinion or suggestion regarding a specific security to the adviser who has discretionary authority over the account. If you are unclear whether you have investment control, please consult with the Fund’s Chief Compliance Officer or authorized designee.

Regardless of ownership, Employees may not open accounts, or direct others to open accounts, for the purpose of avoiding trade oversight and/or compliance with this Code.

Reportable Securities: "Reportable Securities" include all securities defined as such under the Investment Advisers Act of 1940, as amended. They include:

1.Debt and equity securities (including transactions in exchange trade funds (“ETFs”), exchange traded notes (“ETNs”) and securities of Envestnet, Inc.);
2.Common Stock, Preferred Stock, Closed-End Funds.
3. Initial Public Offerings (“IPO” or “IPOs”)
4.Options (put, call, straddle) on securities, on indices, and on currencies or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing;

5.Limited Offerings such as most forms of limited partnership, limited liability company interests, including interests in private investment funds (e.g., hedge funds, venture capital, private equity or other private placements); and
6.Shares of Envestnet proprietary funds.

However, “Reportable Securities” do not include:

1.Direct obligations of the U.S. Government (e.g., treasury securities);
2.Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short- term debt instruments);
3.Shares of money market funds;

4.Shares of open-end mutual funds that are not advised or sub-advised by Envestnet Asset Management, Inc. (or an affiliate of Envestnet Asset Management, Inc.); and Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised by the Adviser (or an affiliate of the Adviser).

Initial, Annual and Amendment Certifications

Upon joining the Adviser, the Legal and Compliance Department provides each employee with a copy of the current Code via the automated Code administration system, ComplySci Risk & Compliance Platform , (“CSI”) a third-party provider of regulatory compliance management tools. Within ten (10) calendar days of beginning employment

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with the Adviser and on annual basis thereafter, all Access Persons must complete the Certification of this Code online via CSI. Access Persons must certify via CSI that they have: (a) received a copy of this Code; (b) read and understood all provisions of this Code; and (c) agree to comply with this Code (or have complied with this Code). The Certification of Compliance of this Code is accomplished via CSI. Once the Certification of Compliance of this Code is completed, an electronic record is kept in CSI. If material amendments are made to this Code, the Legal and Compliance Department will distribute the supplement or amended Code to all Access Persons via CSI. Each Access Person will be required to submit the Certification of Compliance with this Code within ten (10) calendar days of the receipt of the supplement or amended Code via CSI. In addition, each Access Person must submit an annual certification within thirty (30) calendar days after the Adviser’s fiscal year-end (i.e., by January 30). All Initial, Annual, and Amendment Certifications are captured electronically via CSI for books and records purposes.

Initial and Annual Disclosure of Personal Holdings

Within ten (10) calendar days of employment with the Adviser and on an annual basis thereafter, each Access Person must disclose all holdings of Reportable Securities (including the securities of Envestnet, Inc. and Envestnet proprietary funds) in which such Access Person has a beneficial interest on the account form via CSI.

The account form in CSI must include:

(a)a listing of all accounts in which the Access Person has a Beneficial Interest that could hold Reportable Securities regardless of what, if any, securities are maintained in such accounts (thus, even if an account doesn’t hold Reportable Securities, but has the capability of holding Reportable Securities, the account must be disclosed);
(b)a listing of all Reportable Securities (including the securities of Envestnet, Inc. and its proprietary funds) held in the above accounts; and
(c)a listing of all Reportable Securities not held in securities accounts in which the Access Person has a beneficial interest, such as physical certificates. The account form is certified via CSI by the Access Person.

To satisfy the Adviser’s reporting requirements, an account statement for each account maintained with a broker, dealer or bank in which an Access Person has a beneficial interest must be attached to the account form which is located online via CSI. The information contained in the account form must be current as of a date no more than forty-five (45) calendar days prior to the date an employee joins the Adviser or the date the report is submitted (with respect to annual updates).

The annual certification must be submitted by all Access Persons via CSI to the Adviser’s Legal and Compliance Department within thirty (30) calendar days after the Fund’s fiscal year-end (i.e., by January 30).

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New Accounts

When an Access Person opens an account, with either direct or indirect beneficial financial interest, at a broker, dealer, or bank during a calendar quarter that has not been previously disclosed, the Access Person must immediately report the new account via CSI using the account form.

Duplicate Trade Confirmations and Account Statements

An Access Person’s brokerage firm or custodian bank must be notified when the Access Person is hired, or when the Access Person opens a new account, that the Firm is a registered investment adviser. For many institutions where an Access Persons’ account may be custodied, once an account has been disclosed to Compliance, Envestnet may have an automatic feed that eliminates the need for Access Persons to submit to Compliance copies of account statements. However, for custodians that do not provide Envestnet an automatic feed, the Access Person must send recent duplicate copies of statements for accounts held at other financial institutions on a quarterly basis. Please contact Compliance for more information.

In keeping with the Firm’s Code, duplicate confirmations and quarterly account statements will be requested by Compliance via electronic data feeds from the brokerage firm(s) and/or custodian(s). If a brokerage firm and/or custodian is unable to provide electronic data feeds, duplicate copies of an employee’s trade confirmations and periodic account statements must be provided by the Access Person and be received by the Firm’s Compliance Department no later than thirty (30) calendar days after the end of each calendar quarter.

Quarterly Transaction Reports

•Access Persons are required to provide Compliance with quarterly information regarding all transactions in Reportable Securities within 30 calendar days of each calendar quarter end. If Envestnet is receiving automatic feeds from the custodian, the Access Person is not required to submit a separate copy of their statement to Compliance, but are required to confirm all reportable securities transactions executed during the quarter.

•Unless an exception is approved, Employee accounts must be held at a custodial firm that provides automated trade reporting to Envestnet Compliance.

Access Persons who maintain accounts at custodians that do not provide the Firm with automated trade reporting, and instead require manual trade reviews, may be denied under the following conditions: There is a high volume of active trading activity in the account requiring manual oversight and review by Compliance.

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Exceptions to this policy are only permitted by written authorization from Compliance. Please consult with Envestnet Compliance for a list of permitted custodians.

Confidentiality of Personal Holdings

The Fund’s Compliance Department will use its best efforts to assure that information related to accounts in which an Access Person has a beneficial interest is treated confidentially. However, the Adviser is required by law to review, retain and, in certain circumstances, disclose documents containing personal holdings information. Therefore, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within and outside of the Adviser as is necessary to evaluate compliance with, or sanctions under, this Code or other requirements applicable to the Fund.

Exceptions from Reporting Requirements

Exceptions to this Code will rarely, if ever, be granted. However, the Chief Compliance Officer or authorized designee may grant an exception on a case-by-case basis when the proposed conduct involves, among other things, negligible opportunities for abuse. All exceptions shall be solicited and issued in writing.

No transaction reports shall be required under this Code for transactions effected pursuant to an automatic investment plan (as defined in Rule 204A-1 under the Investment Advisers Act) except for investment company shares managed by Envestnet Asset Management, Inc., or an Envestnet affiliate, currently limited to shares in proprietary funds.
No annual account holdings or quarterly transaction reports are required to be submitted for securities held in accounts over which the Access Person has no direct or indirect influence or control (herein after “Managed Account”). An account will be deemed a Managed Account if it meets all the following criteria1
•o The Access Person cannot suggest that their financial advisor, or third-party discretionary manager, make any particular purchases or sales of securities for your disclosed managed account, cannot direct any particular purchases or sales of securities, and cannot consult as to the particular allocation of investments to be made in your disclosed managed account.
:
Access Persons who disclose that they maintain a Managed Account will be required to complete a certification attesting to the item listed above when the account is initially disclosed. Additionally, the Access Person will be required to obtain a certification from their financial advisor, which certifies that the Managed Account meets the above criteria. Furthermore, the Access Person will be required to complete a quarterly and annual certification that the account remains a Managed Account. Limitations on Brokerage Accounts

Employee accounts must be held at a custodial firm that provides automated trade reporting to Envestnet Compliance. Manual trade reviews will not be supported and will be permitted on an exception basis only. Please consult with Envestnet Compliance for guidance on permitted firms.

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TRADING REQUIREMENTS

Pre-Clearance of Trades for Access Persons

All Access Persons must pre-clear trades before directly or indirectly acquiring beneficial ownership in any security in the following:

(i)an initial public offering (“IPO”); and
(ii)a limited offering such as private placements, hedge funds, and limited liability company interests in private investment funds (e.g., hedge funds); and
(iii)Shares of an investment company managed by the Firm (hereinafter “proprietary fund”):
1.ActivePassive US Equity ETF (APUE),
2.ActivePassive Int’l Equity ETF (APIE),
3.ActivePassive Core Bond ETF (APCB),
4.ActivePassive Intermediate Municipal Bond ETF (APMU)
(iv)All publicly traded securities deemed to be restricted by Envestnet Compliance or Legal (Envestnet will inform employees of additional restrictions, as applicable.)

Access Persons must also pre-clear trades before directly or indirectly acquiring beneficial ownership in any Reportable Security. An Access Person must pre-clear trades and receive approval via CSI prior to placing an order for execution. The trade must be executed prior to market close (or the close of business in the case of a limited offering) on the trade date noted on the Employee Pre-Clearance submission via CSI and trade approval is good for that day only. The Chief Compliance Officer or authorized designee in the Adviser’s Compliance Department is responsible for pre-clearance of these securities transactions.

Pre-clearance requests will be compared against the Fund’s daily trade restricted file which is loaded to CSI prior to the start of the U.S. trading markets. The trade restricted file identifies trades executed on behalf of the Funds by the Portfolio Management team during the prior business day.

When the Chief Compliance Officer or authorized designee receives the pre-clearance request submitted by the Access Person for a Reportable Security via CSI, a determination will be made as to the appropriateness of the transaction. If the trade appears unlikely to affect the market for the security, is clearly unrelated to the business of the Adviser, and poses no conflict of interest with Fund trades, the Chief Compliance

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Officer or authorized designee may grant approval via CSI. Notification of the approval or denial of the trade will be electronically captured and stored in CSI for both the Access Person and the Legal and Compliance Department’s records. No order for a Reportable Securities transaction for which pre-clearance is sought may be placed prior to the receipt of the approval by the Chief Compliance Officer or authorized designee. Verbal approvals are not permitted. All approvals are subject to periodic review and may be withdrawn if circumstances warrant, and any approval provided by the Chief Compliance Officer or authorized designee is only effective until the close of business on the trade date noted on the Employee Pre-Clearance Form, which is submitted via CSI.

Purchases, redemptions or exchanges of proprietary funds must not be executed until a pre-clearance notification has been sent to and acknowledged by the Compliance Department. A notification is valid only on the day that it is sent.

All Access Persons are prohibited from engaging in more than two (2) transactions in any proprietary fund in any calendar month without written approval from the Chief Compliance Officer or authorized designee.

Access Persons may not place a trade of any security where the pre-clearance trade request was denied due the security being included on the restricted list. Access Persons who place a personal trade despite receiving a denial of their pre-clearance will be in violation of the Code, which may result in disciplinary action including, but not limited to, suspension of personal trading privileges, warnings, fines, disgorgement, suspension, demotion or termination of employment.

Pre-Clearance of Trades for Non-Access Persons

A Non-Access person would still be required to disclose their reportable brokerage account(s) and would not be required to hold their reportable securities as defined by the Code for 30 calendar days. A Non-Access person would still be required to pre-clear all ENV transactions and would be subject to all ENV blackout periods.

Pre-Clearance Does Not Protect Wrongdoing

Pre-clearance approval and the receipt of express prior pre-clearance approval do not exempt you from the requirements or prohibitions outlined in this Code.

Personal Trading Restrictions (Access Persons to Fund Trades and Fund Holdings)

No Access Person may purchase or sell directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial

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ownership if such security to his or her actual knowledge at the time of such purchase or sale:

1.is being considered for purchase or sale by the Fund(s). A Security is “Being Considered for purchase or Sale” if the portfolio manager has indicated intent to purchase or sell a security, an open order exists in the order management system that has not been executed in the market or if a research analyst issues research opinion on a security that is being considered for purchase or sale by the Fund;

2.is in the process of being purchased or sold by the Fund(s) (except that an Access Person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization); or

3.is held or to be acquired or sold within 15 calendar days before or after transacting in the same security or a related financial instrument for the Fund; or if an Access Person purchases or sells a security on the basis of knowledge of a possible trade by or for the fund with the intent of personally profiting from personal holdings in the same or related securities (also known as “front running” or “scalping”)

This is not an exhaustive list. At the discretion of the Compliance Department, a security may be deemed “Being Considered for Purchase or Sale” even if none of the above events have occurred, particularly if a portfolio manager is contemplating the purchase or sale of that security, as evidenced by e-mails or the manager’s preparation of, or request for, research.

In general, when making personal transactions you must exercise extreme care to ensure that you do not violate the Code and your fundamental responsibilities to the Fund or Envestnet. You may not take inappropriate advantage of your position at the Adviser in connection with your personal investments.

If an Access Person seeks to trade a non-investment company product (i.e., common stock, bonds, derivatives, etc.) or any proprietary fund ; the person must submit a pre-clearance request via CSI and the request will be reviewed by EAM Compliance on an ad-hoc basis. An Access Person will not be permitted to trade until the pre-clearance has been approved.

It is the Advisor’s policy that all Access Persons adhere to the Personal Trading Restrictions stated above unless the pending trade is permitted by a Compliance approved exception as a de minimis trade. The Chief Compliance Officer or authorized designee is responsible for reviewing Employee Pre-Clearance Forms submitted by the Access Persons against Fund trades to ensure that this policy is not violated.

Short-Term Trading

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Access Persons must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. The Adviser generally discourages and restricts short-term trading strategies and market timing, and Access Persons are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. At the sole discretion of the Chief Compliance Officer or authorized designee, the determination when trading is excessive, inappropriate or short-term will be made on a case-by-case basis based on the facts and circumstances. Excessive trading that may deem to interfere with job performance or compromise the duty that the Adviser owes to the Fund will not be tolerated.

Options Trading
Access persons are prohibited from buying or selling an option or future for 15 calendar days before and 15 calendar days after the Funds trade the same option or future or the underlying security.

Holding Period of Reportable Securities for Access Persons

All Access Persons shall hold their investments in Reportable Securities (excluding proprietary funds) for a minimum period of thirty (30) calendar days irrespective of mode of acquisition in order to be considered as being held for investment purposes. The holding period shall also apply to subscription(s) in IPOs. In the case of IPOs, the holding period will commence when the securities are allotted. In case the sale of Reportable Securities is necessitated by personal emergency, the Chief Compliance Officer or authorized designee may waive the holding period after recording in writing his or her reasons in this regard. As stated above, all Reportable Securities shall be held for a minimum of thirty (30) calendar days.

Holding Period of Proprietary Funds

Access Persons are prohibited from engaging in more than two (2) transactions in any proprietary fund in any 30 calendar day period without written approval from the CCO or authorized designee.

All Access Persons may not redeem or exchange proprietary fund shares within 60 calendar days of purchase or prior exchange. Please note, the Chief Compliance Officer or authorized designee may, under certain circumstances, raise short-term trading concerns even beyond the expiry of 60 calendar days.

For purposes of tracking the holding period, the Legal and Compliance Department will use the LIFO accounting method (Last-In, First-Out).

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Other Duties

The information below is not an exhaustive list of other duties to abide by but rather a summary of certain areas. Please refer to the Envestnet, Inc. Code of Business Conduct and Ethics for a complete outline of expected conduct.

CONFIDENTIALITY

All Access Persons are expected to strictly comply with measures necessary to preserve the confidentiality of information considered confidential by the Fund, the Fund’s shareholders and other persons or entities the Adviser conducts business with (e.g., vendors). Access Persons have an obligation to keep such information in strict confidence. Confidential information includes the shareholder identity (unless the shareholder consents to disclosure), the Fund’s security holdings. Access Persons are prohibited from revealing information as to the investment intentions, activities or holdings of the Funds, except to persons whose responsibilities require knowledge of the information.

OUTSIDE BUSINESS ACTIVITIES

An Access Person may not engage in any outside business activities without prior written approval of the Fund’s Legal and Compliance Department. Notification must be submitted via CSI using the “Notification of Outside Business Activities” form. Access Persons that fail to report an Outside Business Activity are subject to disciplinary action, including possible termination. Whether or not monetary compensation is involved, an Access Person is prohibited from commenting publicly, such as through Internet blogs, social media positing or printed newsletters, on financial or investment matters in which the Adviser or the Fund’s shareholders may have a direct or indirect interest. Additionally, the Access Person cannot give financial or investment advice to anyone outside the scope of one’s employment with the Adviser.

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granted by the firm’s CCO and/or the CCO’s designee after potential conflicts of interest, disclosure obligations and regulatory issues have been taken into consideration. If approval is granted, Access Persons are reminded that Investment Club accounts are treated similarly to the Access Person’s own accounts. Therefore, if a Access Person is designated as an Access Person under the firm’s Code of Ethics, the Access Person is subject to the same preclearance, reporting and all other requirements outlined in the Code of Ethics. This includes the requirement to disclose Investment Club accounts in the ComplySci system, preclearing trades or investments in private placements among other things. It is the responsibility of the Access Person to explain to the Investment Club such limitations that may impact their investment opportunities as a result of the Access Person’s participation in the Investment Club. Envestnet will not be held responsible for any negative ramifications incurred by the Investment Club as a result of the Access Person’s responsibilities to adhere to Envestnet’s Code of Ethics and all other firm policies; nor will Envestnet be held responsible for any negative ramifications incurred by the Investment Club as a result of the Access Person’s role or duties assumed on behalf of the Investment Club.

In the event Compliance determines that an OBA presents a material potential or perceived conflict of interest, Compliance will promptly discuss the OBA in consultation Human Resources and/or Legal. In the event an OBA presents as an actual conflict of interest, Compliance will promptly notify Human Resources of its findings.

Unless provided with an exception in writing from Compliance, Access are prohibited from engaging in OBA with companies that engage in the investment advisory industry, or financial technology businesses that compete directly with Envestnet, Inc., or any of its affiliates. Furthermore, absent written exception by Legal and Compliance, Access are prohibited from serving on the board of directors of publicly traded companies, or from assuming a role that enables direct control of the investment or budget decisions of a publicly traded company. This prohibition includes companies that may become public in less than twelve (12) calendar months. Compliance will promptly notify Human Resources of all such written exceptions. Please refer to the complete “Conflicts of Interest” section for additional details on this policy.

GIFTS AND ENTERTAINMENT

A conflict of interest occurs when the personal interests of Access Persons interfere, or could potentially interfere, with their responsibilities to the Firm and its clients. The overriding principle is that Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or the Access Person. All gifts and entertainment to government officials or government-controlled entities must be pre-authorized (see FCPA and FEPA sections.)

Gifts
No Access Person may receive any gift, service, or other item of more than $100 value per calendar year from any person or entity that does business with or seeks to do business with or on behalf of an Advisory Client, prospective client, or any person or

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entity without pre-approval by Compliance. No Access Person may give or offer any gift of more than $100 value per calendar year to an existing client, prospective client, or any entity that does business with or on behalf of the Firm without pre-approval by the Compliance. All gifts received or given, regardless of the dollar amount, shall be reported to the Legal and Compliance Department. Access Persons shall report such gifts through CSI. This shall enable Compliance to identify exceptions and mitigate potential violations of this Code.

Entertainment
No Access Person may provide or accept extravagant or excessive entertainment to or from an Advisory Client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the Firm. Access Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value (with reasonableness determined by Compliance), if the person or entity providing the entertainment is present. If you are uncertain about the reasonableness of proposed entertainment, please consult with Compliance for further clarification. If an Access Person is found to have incurred extravagant or excessive expenses (or accepted extravagant or excessive entertainment), Compliance shall contact his/her supervisor and disciplinary action may be taken.

Additional requirements surrounding the giving and acceptance of improper payments, business entertainment and gifts is in the Envestnet, Inc. Code of Business Conduct and Ethics. All employees should exercise sound judgment and avoid improper appearances and expectations or feelings of commitment or obligation when giving or receiving gifts and entertainment. You should consult with the Legal and Compliance Department if you have questions about the appropriateness of any particular gift or entertainment.
Please refer to the complete Gifts & Entertainment Policy for additional details on this policy.

POLITICAL CONTRIBUTIONS/PAY TO PLAY

As an Investment Adviser registered with the Securities and Exchange Commission, EAM is required to adhere to the regulations set forth under the Pay-to-Play Rule 206(4)-5 of the Investment Advisers Act of 1940. Accordingly, the Adviser has implemented policies to ensure its compliance with the rule which is designed to prevent the Adviser from seeking to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials (pay-to-play practices). Pay-to-play practices could, for example, lead a political official to choose an investment adviser with higher fees or inferior investment performance because the adviser contributed funds to the official’s election campaign. To combat these pay-to- play practices, the rule does not ban or limit the amount of political contributions an adviser or its covered associates can make but imposes a two year “time-out” on conducting advisory business for compensation with a government client after a contribution is made.

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The rule also provides that it is unlawful for an SEC-registered investment adviser or any of its covered associates to coordinate, or to solicit any person or political action committee1 to make, any (i) contribution to an official of a government entity to which the investment adviser is providing or seeking to provide investment advisory services or (ii) payment to a political party of a State or locality where the investment adviser is providing or seeking to provide investment advisory services to a government entity.

As a result of the rule, Envestnet has implemented the following policies and procedures to ensure compliance with the rule and its limitations:

1.Envestnet must keep records of all government entities to which it provides or has provided advisory services.
2.Political contributions by Envestnet or employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are prohibited.
3.All employees are required to report political contributions regardless of amount.

•4. All Access Persons are subject to the following aggregate contribution limits per election cycle: $350 for candidates for whom the donor is eligible to vote; and
•$150 for other candidates for office.
•
4.Employees may not circumvent the rule by asking family members or others to contribute on their behalf. Rule 206(4)-5 and section 208(d) of the Advisers Act prohibit doing anything indirectly which would be prohibited if done directly
5.Contributions must be aggregated. An employee may not make additional or subsequent contributions to the same candidate or campaign that will result in the total election contribution being over the $150 threshold.
6.Contributions made to a political party, PAC or other committee or organization earmarked or known to be provided for the benefit of a particular political official will be considered contributions made to the targeted political official.
7.All new employees, within 10 business days of employment, are required to provide the Compliance Department with a list indicating to whom the employee has made any political contributions in the 2 years (either directly or via a political action committee as defined above) preceding date of employment with Envestnet.

8.Employees must obtain written pre-approval from the Legal and Compliance Department prior to running for any public office. Employees will not be allowed to hold a public office if it presents any actual or apparent conflict of interest with Envestnet’s business activities.

9.Envestnet does not pay third parties, such as solicitors or placement agents, to solicit government clients on its behalf.
1 Political action committee is an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are generally formed by corporations, labor unions, trade associations, or other organizations or individuals and channel the voluntary contributions they raise to candidates for elective offices, primarily in the U.S. House of Representatives and the U.S. Senate.

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Please refer to the complete Envestnet Pay to Play Policy for additional details on this policy.

CONFLICTS OF INTEREST

As Envestnet, Inc. is a public company, and has subsidiaries registered with the U.S. Securities and Exchange Commission (“SEC”) as a registered investment adviser (“RIA”). The Firm and the Firm’s employees have a fundamental obligation to make decisions and act in the best interests of our shareholders and clients. Further, as an RIA, the Firm has a fiduciary duty to identify and disclose all material conflicts of interests to clients.

In keeping with the laws and rules relating to conflict disclosure, and in the spirit of the various rules and laws, Access Persons should take steps reasonably necessary to fulfill their obligation in acting in the best interest of the Firm and its clients. A conflict of interest exists when an individual has a personal or financial interest that could directly affect his or her advice provided to the Firm, in daily activities and/or in decision making on behalf of the Firm.

Types of Conflict and Conflict Management

Conflicts of interest can arise naturally from an Access Persons engagement with the world outside Envestnet, and the mere existence of a conflict of interest does not necessarily imply wrongdoing.

The general types of conflicts of interest which can arise are:

1.Conflicts of interest between an Access Persons and the Firm,
2.Conflicts of interest between an Access Persons and Firm clients,
3.Conflicts of interest between the Firm and its related and associated companies,
4.Conflicts of interest between an Access Persons or the Firm and a vendor,
5.Conflicts of interest between the Firm or its affiliates and their respective clients

Management of Conflicts of Interest

In general, we deal with and manage relevant conflicts as follows:

Eliminate: The Firm will avoid conflicts that are prohibited by law as well as conflicts that have been identified but cannot be mitigated effectively.
Mitigate: The Firm will identify conflicts that are able to be effectively mitigated through means such as physical barriers between business units, restricting a Access Person’s ability to render a decision in a situation where such a person will benefit from the outcome, and by establishing controls to restrict access to certain internal data and information

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Disclosure: Access Person’s must promptly notify the Firm of potential conflicts, and such person must refrain from allowing any conflict to influence their daily activities in opining, voting, or otherwise driving Envestnet decisions. Furthermore, if it is found that the conflict is material in nature, Envestnet may disclose the conflict on the Firm’s ADV Part 2A or in Envestnet’s 10k or 10Q disclosures.

USE OF EXPERT NETWORKS

An Expert Network is an entity that refers paid industry professionals (“Consultants”) to third party members for a fee. Access Persons are not permitted to engage as a consultant with an Expert Network entity, on either a paid or unpaid basis. Additionally, Access Persons are prohibited from becoming a member of an Expert Network in the course of business.

RECORDKEEPING

The Chief Compliance Officer or authorized designee shall maintain the following books and records for a period no less than five (5) calendar years:

1.A copy of this Code;
2.A record of any violation of this Code and any action taken as a result of the violation;
3.A copy of each report made by an Access Person, including initial and annual holdings reports and quarterly transaction reports;
4.A current record of all Access Persons;
5.A copy of any supporting documentation used in making decisions regarding action taken by the Legal and Compliance Department with respect to personal securities trading;
6.Pre-clearance requests and resulting decisions.

ANTI-BRIBERY/ANTI-CORRUPTION & FOREIGN CORRPT PRACTICES ACT

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The Firm requires compliance with the highest ethical standards and all anti-corruption laws applicable to it in the conduct of its business. The Firm values integrity and transparency and has zero tolerance for corrupt activities of any kind, whether committed by employees or by third parties acting for and on behalf of Envestnet. Unauthorized payments, or acts that create the appearance of promising, offering, giving or authorizing payments prohibited by this policy, will not be tolerated.
The Foreign Corrupt Practices Act (the “FCPA”) prohibits the payment of any money or anything of value to any foreign official for purposes of (i) influencing any act or decision of such foreign official in his official capacity, (ii) inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official, (iii) securing any improper advantage, or (iv) inducing such foreign official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to assist the corporation in obtaining or retaining business for or with or directing business to any person. The FCPA also prohibits any such director, officer or employee from making payments to any person knowing that such payments will be used for the purposes of the foregoing.
Under this Code and the FCPA, all payments are recorded on Envestnet’s books and records; Envestnet does not permit “off the book” payments.
1.Facilitation Payments

Envestnet is firmly committed to administering the procedural controls necessary to prohibit employees from engaging in the activities contemplated by the Foreign Corrupt Practices Act. Guidelines set forth by the FCPA strictly prohibits unauthorized facilitation payments (“Facilitation Payments”) to government officials of foreign countries (“Foreign Officials”).
A Foreign Official includes any officer or employee of a foreign government or any department, agency, or instrumentality thereof, of a public international organization,

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or any person acting in an official capacity for or on the behalf of any such government or department, agency or instrumentality, or for or on the behalf of any public international organization.
Access Persons are prohibited from making payments to any person knowing that such payments will be used by the recipient as a Facilitation Payment to a Foreign Official.
Envestnet acknowledges the importance of monitoring exchanges with Foreign Officials that may not be considered a Facilitation Payment as set forth in the FCPA. In order to monitor such exchanges, Envestnet requires that all employees obtain written approval from Legal and Compliance Department prior to the employee’s offer of any gift, gratuity, meal, charitable contribution, financial loan, agent/vendor due diligence, or any travel or entertainment expense to any of the following persons:
.A current or former Foreign Official, or close relative to such Foreign Official;
.An officer or employee of a foreign-owned bank, enterprise or wealth fund;
.A candidate for foreign office or an official of a foreign political party; or
.An officer or employee of a corporation in which a Foreign Official maintains a controlling ownership interest.

Access Persons must use reasonable and proper judgment at all times and avoid any business gift or business entertainment that might violate the FCPA or create the appearance of an attempt to improperly influence a Foreign Official. If a Access Person believes a payment may have been made in violation of the FCPA or this section of this Code, the employee is required to immediately report the payment to the Legal and Compliance Department. The Legal and Compliance Department will investigate the matter, determine whether such payment was made in violation of the FCPA or this section, and take appropriate action.
The Foreign Extortion Prevention Act (“FEPA”), approved by Congress on December 14, 2023, makes it a federal crime for any foreign official to demand or receive a bribe from a U.S. citizen, resident, or company in exchange for taking or omitting to take official action or conferring any improper business-related advantage. Foreign officials include legislators of foreign countries, judges, and immediate family members of these persons, while in the U.S. or abroad are among those whose activities could fall under the scope of this Act and potentially be exposed to prosecution in the U.S. FEPA also extends to persons acting in an official or unofficial capacity on behalf of a foreign government, agency, instrumentality, or public international organization.
FEPA is structured with similar terms and anti-bribery provisions as those found in the FCPA and enables the Department of Justice to target more directly the “demand side” of foreign bribery by seeking to bribe any person while in the territory of the United States, or from any U.S. issuer or domestic concern. This legislation substantially expands U.S. enforcement authority and provides the Department of Justice (DOJ) with new authority to investigate and prosecute cases that otherwise would not have been brought or it can enhance the enforcement of the FCPA, including the ability to charge additional individual defendants, including foreign officials charged under the statute who may remain beyond the reach of U.S. authorities and never see the inside of a U.S. courtroom. If you believe you, Envestnet or any Envestnet affiliate may be the subject of a bribe or potential FEPA violation, please Consult with Compliance as FEPA rules have special reporting requirements. CONFIDENTIAL- FOR INTERNAL USE ONLY. NOT TO BE REPRODUCED OR DISTRIBUTED TO THE PUBLIC. V122024

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Record keeping requirements specific for FCPA and FEPA include making and keeping books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and disposition of Envestnet’s assets. Envestnet does not permit “off the book” payments or receipts.
Penalties for persons violating FEPA include imprisonment up to 15 years, three (3) times the monetary equivalent of the thing of value up to $250,000, or both. Similar to FCPA, violations of FEPA, including record keeping violations, can impact Envestnet by causing reputational damage, financial loss or penalties. Facility of Payments

Envestnet is firmly committed to administering the procedural controls necessary to prohibit employees from engaging in the activities contemplated by the Foreign Corrupt Practices Act. Guidelines set forth by the FCPA strictly prohibits unauthorized facilitation payments (“Facilitation Payments”) to government officials of foreign countries (“Foreign Officials”).

A Foreign Official includes any officer or employee of a foreign government or any department, agency, or instrumentality thereof, of a public international organization, or any person acting in an official capacity for or on the behalf of any such government or department, agency or instrumentality, or for or on the behalf of any public international organization.

Access Persons are prohibited from making payments to any person knowing that such payments will be used by the recipient as a Facilitation Payment to a Foreign Official.

Envestnet acknowledges the importance of monitoring exchanges with Foreign Officials that may not be considered a Facilitation Payment as set forth in the FCPA. In order to monitor such exchanges, Envestnet requires that all employees obtain written approval from Legal and Compliance Department prior to the employee’s offer of any gift, gratuity, meal, charitable contribution, financial loan, agent/vendor due diligence, or any travel or entertainment expense to any of the following persons:

a.A current or former Foreign Official, or close relative to such Foreign Official;
b.An officer or employee of a foreign-owned bank, enterprise or wealth fund;
c.A candidate for foreign office or an official of a foreign political party; or
d.An officer or employee of a corporation in which a Foreign Official maintains a controlling ownership interest.

Access Persons must always use reasonable and proper judgment and avoid any business gift or business entertainment that might violate the FCPA or create the appearance of an attempt to improperly influence a Foreign Official. If a Access Person believes a payment may have been made in violation of the FCPA or this section of this Code, the employee is required to immediately report the payment to the Legal and Compliance Department. The Legal and Compliance Department will investigate the matter,

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determine whether such payment was made in violation of the FCPA or this section, and take appropriate action.

REPORTING VIOLATIONS & CODE OF ETHICS SANCTIONS

This Code is designed to ensure compliance with applicable laws and to maintain the confidence and trust placed on the Adviser and its employees by fund shareholders.

In adopting this Code, it is the intention of the Adviser to attempt to achieve 100% compliance with all requirements of this Code while recognizing that this may not be possible. Certain incidental failures to comply with this Code may not be deemed to be a material violation of the Code. Such failures (like all failures to comply with this Code) will be referred to Compliance and disciplinary action commensurate with the failure to comply, if warranted, may be imposed. A pattern of actions that individually do not violate the law or this Code, but which taken together demonstrate a lack of respect for this Code, may result in more significant disciplinary action, up to and including termination of employment.

Any Access Person who knows of, or has a reasonable belief, that there is a violation of applicable laws or of the Code, must report that information immediately. An Access Person should not conduct preliminary investigations unless authorized to do so by Envestnet Legal or Compliance. Anyone who in good faith raises an issue regarding a possible violation of law, regulation, Firm policy, or unethical behavior will be protected from retaliation. If you have violated this Code however, making a report will not protect you from the consequences of your actions. All violations of the Code must be immediately reported to Compliance. Examples include violations of applicable securities rules and regulations, fraud, or illegal acts involving any aspect of the Firm’s business, material misstatements in client records, or reports of any material activity that is harmful to clients. Violations of the Code may result in disciplinary action including, but not limited to, warnings, fines, disgorgement, suspension, demotion or termination of employment. Violations can be reported directly to Legal or Compliance, or via the Envestnet Whistleblower Hotline.

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A pattern of actions that individually do not violate the law or this Code, but which taken together demonstrate a lack of respect for this Code, may result in more significant disciplinary action, up to and including termination of employment..

Administration of the Code of Ethics, Reporting Violations and Certifying Compliance

The Adviser will use reasonable diligence and institute policies and procedures reasonably necessary to prevent its Access Persons from violating this Code of Ethics;

1.On an annual basis, EAM Compliance shall circulate the Code of Ethics and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood (an Annual Acknowledgement form is attached hereto as Appendix
2.On a quarterly basis, EAM Compliance shall review Access Persons brokerage statements and transactions to identify potential violations of this Code of Ethics. The brokerage statements will be compared to portfolio transactions of the Fund to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred.

3.No Access Person shall review his or her own pre-clearance requests or brokerage statements. The CCO shall appoint an alternate to review his or her pre-clearance requests or brokerage statements if the CCO is also an Access Person.

Code of Ethics Sanction Guidelines

When any Access Person discovers that their personal trading, or that of related persons, is not in compliance with this Code of Ethics, they should report it immediately to the Chief Compliance Officer or a designee. The Chief Compliance Officer (or a designee) must review and consider actions to be taken. Generally, a case-by-case determination will need to be made consistent with the seriousness of the situation and to determine the appropriate action.

For failure to obtain pre-clearance, the Chief Compliance officer or designee may consider the following:

1.Whether the trade would have been approved if pre-clearance had been requested;
2.Whether the trade was in actual conflict with any Fund trades; and
3.Whether there is any pattern of non-compliant personal trading by the Access Person.

Waivers by Compliance

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Compliance may, in his or her discretion, waive compliance by any Access Person with the provisions of this Code, if he or she finds that such a waiver:

1.is necessary to alleviate undue hardship or in view of unforeseen circumstances or is otherwise appropriate under all the relevant facts and circumstances;
2.will not be inconsistent with the purposes and objectives of the Code;
3.will not adversely affect the interests of shareholders of the Fund, the interests of the Fund; and
4.will not result in a transaction or conduct that would violate provisions of applicable laws or regulations.

Any waiver shall be in writing and shall contain a statement of the basis for it. The Chief Compliance Officer, or authorized designee, shall promptly respond to the waiver and retain copies of the request and response in CSI.

ADDITIONAL FORMS

If access to the compliance management system (CSI)is unavailable, alternate methods, including paper forms, may be used to assist you in meeting specific requirements of this Code.
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